Oppenheimer Revenue Weighted ETF Trust
NSAR Exhibit - Item 77Q


Post-Effective Amendment No. 41 (4-7-2017) to the Registration Statement of Oppenheimer Revenue Weighted ETF Trust (the "Registrant"), Accession Number 0000728889-17-000680, which includes Schedule A of the Third Amended and Restated Agreement and Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N-SAR.